Exhibit 5.1

Skadden, Arps, Slate, Meagher & Flom llp

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March 8, 2022	TOKYO
TORONTO

Veritex Holdings, Inc.
8214 Westchester Drive, Suite 800
Dallas, Texas 75225

Re:	Veritex Holdings, Inc.
Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special United States counsel to Veritex Holdings, Inc., a Texas corporation (the “Company”), in connection with the Underwriting Agreement, dated March 3, 2022 (the “Underwriting Agreement”), between Keefe, Bruyette & Woods, Inc. and Goldman Sachs & Co. LLC, as representatives of the several Underwriters named therein (the “Underwriters”), and the Company, relating to the sale by the Company to the Underwriters of 3,947,369 shares (the “Firm Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), and up to an additional 592,105 shares (the "Option Shares") of Common Stock at the Underwriters’ option. The Firm Shares and the Option Shares are collectively referred to herein as the "Securities."

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933 (the “Securities Act”).

In rendering the opinions stated herein, we have examined and relied upon the following:

(a)            the registration statement on Form S-3 (File No. 333-250203) of the Company relating to the Securities filed with the Securities and Exchange Commission (the “Commission”) on November 19, 2020 under the Securities Act of 1933 (the “Securities Act”) allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), including the information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations (such registration statement being hereinafter referred to as the “Registration Statement”);

Veritex Holdings, Inc.
March 8, 2022

(b)            the prospectus, dated November 19, 2020 (the “Base Prospectus”), which forms a part of and is included in the Registration Statement;

(c)            the preliminary prospectus supplement, dated March 3, 2022 (together with the Base Prospectus, the “Preliminary Prospectus”), relating to the offering of the Securities, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

(d)            the prospectus supplement, dated March 3, 2022 (together with the Base Prospectus, the “Prospectus”), relating to the offering of the Securities, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

(e)            an executed copy of the Underwriting Agreement;

(f)            an executed copy of a certificate of Susan Caudle, Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

(g)            a copy of the Company’s Restated Certificate of Formation (the “Charter”), certified by the Texas Secretary of State as of February 21, 2022, and certified pursuant to the Secretary’s Certificate;

(h)            a copy of the Company’s Amended and Restated By-laws, as amended and in effect as of the date hereof (the “By-laws”), certified pursuant to the Secretary’s Certificate; and

(i)            a copy of certain resolutions of the Board of Directors of the Company, adopted on November 17, 2020 and February 28, 2022, and certain resolutions of the Pricing Committee thereof, adopted on March 3, 2022, certified pursuant to the Secretary’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including the facts and conclusions set forth in the Secretary’s Certificate and the factual representations and warranties contained in the Underwriting Agreement.

Veritex Holdings, Inc.

March 8, 2022

We do not express any opinion with respect to the laws of any jurisdiction other than the Texas For-Profit Corporation Law (the “TFPCL”).

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Securities have been duly authorized by all requisite corporate action on the part of the Company under the TFPCL and, when issued and sold in accordance with the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

In addition, in rendering the foregoing opinions we have assumed that the issuance of the Securities does not violate or conflict with any agreement or instrument binding on the Company (except that we do not make this assumption with respect to the Charter, the By-laws or those agreements or instruments expressed to be governed by the laws of the State of Texas or the State of New York which are listed in Part II of the Registration Statement or the Company’s most recent Annual Report on Form 10-K).

We hereby consent to the reference to our firm under the heading “Legal Matters” in the Preliminary Prospectus and the Prospectus. We also hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP